EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors

Logility, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-62531 and 333-66773) on Form S-8 of Logility, Inc. of our reports dated June 6, 2003, relating to the balance sheets of Logility, Inc. as of April 30, 2003, and 2002, and the related statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended April 30, 2003, and related schedule, which reports appear in the April 30, 2003, annual report on Form 10-K of Logility, Inc.

/s/    KPMG LLP

Atlanta, Georgia

July 25, 2003